Exhibit 16.1

[Letterhead of Sperry, Cuono, Holgate & Churchill, C.P.A.’s, P.C.]

March 27, 2006

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Gentlemen:

We have read the paragraph entitled “Change in Accountants” in the Registration Statement of Northeast Community Bancorp, Inc. as filed with the Securities and Exchange Commission on March 17, 2006, and are in agreement with the statements concerning our Firm contained therein.

/s/ Sperry, Cuono, Holgate & Churchill, C.P.A.’s, P.C.

Sperry, Cuono, Holgate & Churchill, C.P.A.’s, P.C.

Lake Katrine, New York